Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135118 of General Growth Properties, Inc. on Form S-8 of our report dated June 25, 2012 appearing in this Annual Report on Form 11-K of the General Growth 401(k) Savings Plan for the year ended December 31, 2011.

/s/ Blackman Kallick, LLP

Chicago, Illinois

June 21, 2013